UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 11, 2014

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 11, 2014, Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), and AMD International Sales & Service, Ltd., a Delaware corporation and wholly-owned subsidiary of the Company (together with the Company, the “Borrowers”), entered into a First Amendment to Loan and Security Agreement (the “First Amendment”) by and among the Borrowers, the financial institutions party thereto as lenders (the “Lenders”) and Bank of America, N.A., a national banking association, as agent for the Lenders (the “Agent”), which modifies that certain Loan and Security Agreement, dated as of November 12, 2013 (the “Loan Agreement”), by and among the Borrowers, the Lenders and the Agent.

The First Amendment amends the Loan Agreement to reduce the minimum amount of domestic cash or cash equivalents held in certain accounts of the Borrowers from $500,000,000 to $250,000,000, which the Borrowers are required to hold in order to avoid triggering certain financial covenants and other restrictive terms contained in the Loan Agreement, as well as to change certain financial and other definitions.

The First Amendment was designed to provide the Company with greater operational flexibility.

The Borrowers did not pay any amendment fees to the Lenders in connection with the First Amendment.

The preceding description of the First Amendment is qualified in its entirety by reference to the entire text of the First Amendment, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	First Amendment to Loan and Security Agreement, dated as of December 11, 2014, by and among the Company, AMD International Sales & Service, Ltd., the financial institutions party thereto as lenders and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2014	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Devinder Kumar
	Name:	Devinder Kumar
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Loan and Security Agreement, dated as of December 11, 2014, by and among Advanced Micro Devices, Inc., AMD International Sales & Service, Ltd., the financial institutions party thereto as lenders and Bank of America, N.A.